Exhibit 23.4

CONSENT OF NOMINEE FOR DIRECTOR

I hereby consent to the use of my name and any references to me as a person who will become a director of SemGroup Energy Partners G.P., L.L.C., a Delaware limited liability company and the general partner of SemGroup Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in the Registration Statement on Form S-1 (Registration No. 333-141196) filed by the Partnership with the Securities and Exchange Commission (the “Registration Statement”). I also consent to the filing of this consent as an exhibit to the Registration Statement.

Date: May 25, 2007

/s/ W. Anderson Bishop
W. Anderson Bishop